Discussion and Reconciliation of Non-GAAP Measures

Supplemental Operational Measures
We provide a supplemental discussion of our business solutions operations that is calculated by combining our Mobility and Business Wireline operating units, and then adjusting to remove non-business operations. The following table presents a reconciliation of our supplemental Business Solutions results.

Supplemental Operational Measure
	Third Quarter
	September 30, 2019				September 30, 2018
	Mobility	Business Wireline	Adjustments[1]	Business Solutions	Mobility	Business Wireline	Adjustments[1]	Business Solutions
Operating Revenues
Wireless service	$13,930	$-	$(11,921)	$2,009	$13,828	$-	$(11,971)	$1,857
Strategic and managed services	-	3,900	-	3,900	-	3,677	-	3,677
Legacy voice and data services	-	2,252	-	2,252	-	2,602	-	2,602
Other services and equipment	-	351	-	351	-	404	-	404
Wireless equipment	3,771	-	(3,077)	694	3,907	-	(3,321)	586
Total Operating Revenues	17,701	6,503	(14,998)	9,206	17,735	6,683	(15,292)	9,126

Operating Expenses
Operations and support	9,948	4,022	(8,327)	5,643	10,104	4,022	(8,551)	5,575
EBITDA	7,753	2,481	(6,671)	3,563	7,631	2,661	(6,741)	3,551
Depreciation and amortization	2,011	1,271	(1,709)	1,573	2,057	1,187	(1,759)	1,485
Total Operating Expenses	11,959	5,293	(10,036)	7,216	12,161	5,209	(10,310)	7,060
Operating Income	5,742	1,210	(4,962)	1,990	5,574	1,474	(4,982)	2,066
Equity in Net Income (Loss) of Affiliates	-	(1)	-	(1)	1	(3)	(1)	(3)
Operating Contribution	$5,742	$1,209	$(4,962)	$1,989	$5,575	$1,471	$(4,983)	$2,063
[1] Non-business wireless reported in the Communication segment under the Mobility business unit.

Supplemental Operational Measure
	Nine-Month Period
	September 30, 2019				September 30, 2018
	Mobility	Business Wireline	Adjustments[1]	Business Solutions	Mobility	Business Wireline	Adjustments[1]	Business Solutions
Operating Revenues
Wireless service	$41,383	$-	$(35,482)	$5,901	$40,594	$-	$(35,154)	$5,440
Strategic and managed services	-	11,513	-	11,513	-	10,849	-	10,849
Legacy voice and data services	-	6,973	-	6,973	-	8,176	-	8,176
Other services and equipment	-	1,102	-	1,102	-	1,010	-	1,010
Wireless equipment	10,973	-	(9,071)	1,902	11,371	-	(9,634)	1,737
Total Operating Revenues	52,356	19,588	(44,553)	27,391	51,965	20,035	(44,788)	27,212

Operating Expenses
Operations and support	29,511	12,029	(24,770)	16,770	29,603	12,047	(24,926)	16,724
EBITDA	22,845	7,559	(19,783)	10,621	22,362	7,988	(19,862)	10,488
Depreciation and amortization	6,027	3,735	(5,119)	4,643	6,218	3,520	(5,330)	4,408
Total Operating Expenses	35,538	15,764	(29,889)	21,413	35,821	15,567	(30,256)	21,132
Operating Income	16,818	3,824	(14,664)	5,978	16,144	4,468	(14,532)	6,080
Equity in Net Income (Loss) of Affiliates	(1)	-	1	-	-	(2)	-	(2)
Operating Contribution	$16,817	$3,824	$(14,663)	$5,978	$16,144	$4,466	$(14,532)	$6,078
[1] Non-business wireless reported in the Communication segment under the Mobility business unit.